UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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LIPOCINE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

LIPOCINE INC.

On April 27, 2018, Lipocine Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission related to the annual meeting of the Company to be held on June 13, 2018 (the “Annual Meeting”). This Proxy Statement Supplement is being sent to revise some of the disclosure in the Proxy Statement that the Company subsequently determined was incorrect.

Supplemental Disclosure Related to Proposal No. 5

Proposal No. 5 included in the Proxy Statement is a proposal to approve an amendment and restatement of the Company’s Second Amended and Restated 2014 Stock and Incentive Plan to increase the authorized number of shares of common stock of the Company issuable under all awards granted under such plan from 2,471,906 to 3,221,906. Due to changes to section 162(m) of the Internal Revenue Code from the recently passed Tax Cuts and Jobs Act, the Company has determined that some of its disclosure in Proposal No. 5 needs to be revised. Accordingly, a revised “Summary of the Plan” section is attached as Appendix A to this Proxy Statement Supplement.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, taking into account this Proxy Statement Supplement. Important information regarding how to vote your shares, change your previously cast vote, and revoke proxies already submitted is available in the Proxy Statement.

Other Business

Other than as set forth above, no items presented in the Proxy Statement are affected by this Proxy Statement Supplement and you should carefully review the Proxy Statement and this Proxy Statement Supplement prior to voting your shares.

By Order of the Board of Directors

Mahesh V. Patel, Ph.D.

President, Chief Executive Officer and

Chairman of the Board of Directors

May 3, 2018

Salt Lake City, Utah

APPENDIX A

Summary of the Plan

The Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights (SARs), dividend equivalents and performance awards to employees, officers, consultants, advisors, non-employee directors and independent contractors designated by the Compensation Committee (the “Committee”) of the Board of Directors. Under the Plan, the maximum number of shares of common stock which may be issued, subject to adjustment as described below, is 3,221,906 shares of common stock, which includes 271,906 shares that have been rolled over from our 2011 Equity Compensation Plan, as amended. In addition, any shares subject to outstanding awards under our 2011 Equity Compensation Plan that, after April 15, 2018, are forfeited or reacquired by the Company due to termination or cancellation of such awards shall also be permitted to be granted under the Plan. For stock options and SARs, the aggregate number of shares with respect to which such awards are exercisable, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the Plan. If awards under the Plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to such awards again become available for issuance under the Plan in accordance with its terms. However, under the following circumstances, shares will not again be available for issuance under the Plan: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations with respect to a stock option or SAR, (iii) shares covered by a SAR that is not settled in shares upon exercise and (iv) shares repurchased using stock option exercise proceeds.

No employee will be eligible to receive performance awards denominated in shares of common stock for more than an aggregate of 400,000 shares of common stock during any calendar year, subject to adjustment as described below. The aggregate amount payable pursuant to performance awards denominated in cash to any one participant in any calendar year is limited to $2,000,000 in value, whether payable in cash, common stock or other property. Directors who are not also employees of the Company may not be granted awards in the aggregate for more than 30,000 shares per year of the common stock available for awards under the Plan, subject to adjustment under the express terms of the Plan.

Administration

The Plan will be administered by the Committee. The Board of Directors will fill vacancies on and from time to time may remove or add members to the Committee, and the Committee will be so constituted to permit awards granted under the Plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and to permit grants of performance-based compensation under the plan that is exempt from the annual $1 million limitation under Section 162(m) of the Code (to the extent such exemption is available), or any other statutory rule or regulatory requirements, unless otherwise determined by the Board of Directors.

Subject to the express provisions of the Plan, the Committee has authority to administer and interpret the Plan, including the authority to determine who is eligible to participate in the Plan and to whom and when awards are granted under the Plan, to grant awards, to determine the number of shares of common stock subject to awards and the exercise or purchase price of such shares under an award, to establish and verify the extent of satisfaction of any performance criteria applicable to awards, to prescribe and amend the terms of the agreements evidencing awards made under the Plan, and to make other determinations deemed necessary or advisable for the administration of the Plan. Also, subject to the requirements of Delaware General Corporation Law and any limitations under applicable stock exchange rules, the Committee also has the power to delegate to officers the authority to grant and determine the terms and conditions of awards granted under the Plan. These delegated officers shall not be permitted to grant awards to any person subject to Rule 16b-3 under the Exchange Act or grant awards of performance-based compensation under the plan that is intended to be exempt from the annual $1 million limitation under Section 162(m) of the Code (to the extent such exemption is available).

Eligibility

Participants under the Plan are limited to employees, officers, non-employee directors, consultants, independent contractors or advisors providing services to the Company, or any person to whom an offer of employment or engagement with the Company is extended. In determining to whom awards will be granted and the nature of such each award, the Committee may take into account the nature of the services rendered by the respective participant, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, deems relevant. We estimate that approximately 18 persons are currently eligible to participate in the Plan, which includes 9 employees, 5 named-executive officers and 4 non-employee directors.

General Terms and Conditions of Awards

Nonqualified Stock Options

The Committee may grant nonqualified stock options under the Plan which do not meet the requirements of Section 422 of the Code and which will be subject to the following terms and conditions. The option exercise price per share will be determined by the Committee but will not be less than 100% of the “fair market value” of the common stock on the date of grant of such option. The term “fair market value” means either (a) if the common stock is listed on any established stock exchange, the closing price for the common stock on the date of grant or (b) if the common stock is not listed on any established stock exchange, the average of the closing “bid” and “asked” prices quoted on the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on the date of grant. The exercise price of an option may be paid through various means specified by the Committee, including in cash or check, by delivering to the Company shares of common stock or by a reduction in the number of shares issuable pursuant to such option. Every option which has not been exercised within ten years of its date of grant will lapse upon the expiration of the ten-year period, unless it has lapsed at an earlier date as determined by the Committee.

During the lifetime of a participant, except as otherwise may be provided by the Committee in its discretion, options granted to that participant under the Plan generally will be nontransferable and exercisable only by the participant. A participant will have the right to transfer any options granted to such participant upon such participant’s death either by the terms of such participant’s will or under the laws of descent and distribution.

Incentive Stock Options

The Committee may grant incentive stock options under the Plan which meet the requirements of section 422 of the Code. Under the Plan, the aggregate fair market value, determined at the time the option is granted, of the common stock with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under the plan and any other incentive stock option plans of the Company) may not exceed $100,000, or any other limit as may be prescribed by the Code from time to time. The option exercise price per share will be determined by the Committee but will not be less than 100% of the “fair market value” of the common stock on the date of grant of such option. In the case of a grant of an incentive stock option to a participant who, at the time such option is granted, owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the option exercise price per share under such option will not be less than 110% of the “fair market value” of the common stock on the date of grant of such option and such option will expire and no longer be exercisable no later than five years from the date of grant of such option.

SARs

The committee may grant SARs under the Plan. Subject to the express provisions of the Plan and as discussed in this paragraph, the Committee has discretion to determine the grant value, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any SAR. The grant value of each SAR granted under the Plan will be determined by the Committee and will be equal to or greater than the closing market price of a share of common stock on the date of grant of the SAR, provided, however, that if the SAR being granted is in substitution for a SAR previously granted by an entity that is acquired by or merged with the Company, the grant value of such SAR may be lower than the closing market price of a share of common stock on the date of grant of the SAR. Every SAR which has not been exercised within ten years of its date of grant will lapse upon the expiration of such ten-year period, unless it has lapsed at an earlier date as determined by the Committee.

Restricted Stock and Restricted Stock Units

The Committee may grant restricted stock or restricted stock units under the Plan. Restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

Any restricted stock granted under the Plan shall be issued at the time such awards are granted and may be evidenced in such manner as the Committee may deem appropriate. In the case of restricted stock units, no common stock shall be issued at the time such awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to restricted stock units evidencing the right to receive common stock, such common stock shall be issued and delivered to the holder of the restricted stock units.

Except as otherwise determined by the Committee, if a director resigns or is removed or if the employment of an employee holding restricted stock or restricted stock units terminates during the applicable restricted period, the restricted stock and/or restricted stock units held by such director or employee will be forfeited and reacquired by the Company.

Dividend Equivalents

The holder of a dividend equivalent will be entitled to receive payments (in cash, shares, other securities or other property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs and (ii) pay a dividend equivalent with respect to an award prior to the date on which all condition or restrictions on such award have been satisfied, waived or lapsed.

Performance Awards

The Committee may grant performance awards under the Plan. Each performance award will confer upon the participant the opportunity to earn future payments tied to the achievement of one or more performance criteria during such performance periods as the Committee shall establish.

The Plan authorizes the grant of performance awards pursuant to which a participant may become entitled to receive an amount payable in cash, stock, other securities, other awards, other property or a combination thereof on satisfaction of such performance criteria as are specified by the Committee. For purposes of qualifying performance awards as “performance-based” compensation under Section 162(m) of the Code, the Committee may set performance criteria based upon the business measurements described below under “Qualifying Performance Criteria.” Subject to the express provisions of the Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any performance awards, including the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and such further terms and conditions, in each case not inconsistent with the Plan, as the Committee may determine from time to time.

Qualifying Performance Criteria

We note that the Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, eliminated the exception to the deduction limit under Section 162(m) of the Code for qualified performance-based compensation and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit, effective for taxable years beginning on and after January 1, 2018. However, the Act also includes a transition provision which grandfathers compensation paid under a written binding agreement that was in effect on November 2, 2017 and has not been subsequently materially amended. The U.S. Treasury is expected to issue guidance in the future as to the scope of the transition rule. Accordingly, the following discussion applies to performance-based compensation paid under the Plan that may be grandfathered from the changes to Section 162(m) made by the Act.

Prior to the Act, Section 162(m) of the Code generally did not allow a publicly held company to obtain a tax deduction for compensation of more than $1 million paid in any year to its chief executive officer or its three highest paid executive officers excluding the chief financial officer unless such payments are “performance-based” as defined in that section. One of the requirements for compensation to be “performance-based” under Section 162(m) was that the Company must obtain stockholder approval of the material terms of the qualifying performance criteria for such compensation. The material terms which the stockholders approve constitute the framework within which the actual performance criteria are set by the Committee.

Accordingly, with respect to any performance-based compensation that may be grandfathered from the Act, in order to preserve the opportunity for full tax deductions for compensation earned by our chief executive officer and other executive officers under grants of performance-based awards under the Plan, the Board of Directors is requesting stockholder approval of the material terms of the qualifying performance criteria for those types of awards.

Subject to stockholder approval, the qualifying performance criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case a specified by the Committee in the award:

•	Economic value added

•	Sales or revenue

•	Costs or expenses

•	Net profit after tax

•	Gross profit

•	Income (including, without limitation, operating income, pre-tax income and income attributable to the Company)

•	Cash flow (including, without limitation, free cash flow and cash flow from operating, investing or financing activities or any combination thereof)

•	Earnings (including, without limitation, earnings before or after taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBTDA) and earnings (whether before or after taxes), EBIT or EBITDA as a percentage of net sales

•	Earnings per share (EPS) (basic or diluted)

•	Earnings per share from continuing operations

•	Returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, revenue, sales, capital and net capital employed, total stockholder return (TRS) and total business return (TBR))

•	Margins (including one or more of gross, operating and net income margin)

•	Ratios (including one or more of price-to-earnings, debt-to-assets, debt-to-net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk)

•	Budget comparisons

•	Unit volume

•	Stock price

•	Net working capital

•	Value creation

•	Market share

•	Market capitalization

•	Workforce satisfaction and diversity goals

•	Employee retention

•	Production metrics

•	Development

•	Implementation or completion of key projects

•	Strategic plan development and implementation

•	Research and development milestones and objectives

•	Clinical trial milestones

•	Clinical trial objectives

•	Manufacturing objectives

•	Commercialization objectives

•	Financing or fund-raising objectives

The Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award. In order to qualify as performance-based under Section 162(m) of the Code, the Committee must establish the performance goals no later than 90 days after the start of each performance period (or no later than after 25% of the performance period has elapsed if the performance period is less than 12 months). In addition, the Committee must certify the achievement of the performance goals prior to payment of any qualifying performance-based compensation. If approved by the stockholders, this proposal would not limit our right to award or pay other forms of equity incentives under the Plan to the Company’s executive officers that are not performance-based, including restricted stock and restricted stock units that vest based upon the continued employment of a participant.

Transferability

Generally, no award (other than fully vested and unrestricted shares) and no right under any such award shall be transferable by a participant other than by will or by the laws of descent and distribution, and no award (other than fully vested and unrestricted shares) or right under any such award may be pledged, alienated, attached or otherwise encumbered. If a transfer is allowed by the Compensation Committee (other than for fully vested and unrestricted shares), the transfer will be for no value and shall comply with the Form S-8 rules. The Committee may establish procedures to allow a participant to designate a beneficiary or beneficiaries, to exercise the rights of the participant and receive any property distributable with respect to an award in the event of the participant’s death.

Corporate Transactions

In the event of any Change-in-Control Event (as defined in the Plan), reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of common stock or other securities of the Company or any other similar corporate transaction or event involving the Company, the Committee or the Board of Directors, in its sole discretion, can provide for one or more of the following to be effective upon the consummation of the event (or immediately prior to the consummation of the event, provided the consummation of the event subsequently occurs):

•	either (a) terminate any award in exchange for an amount of cash and/or other property equal to the gain that would have been attained upon the exercise of the award or the realization of the rights under the award (in no event less than the Black-Scholes value of the Award) or (b) replace the award with other rights or property of comparable value selected by the Committee or the Board of Directors;

•	that the award be assumed by the successor or survivor corporation or be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation;

•	that the award be exercisable or payable or fully vested with respect to all common stock covered thereby; or

•	that the award cannot vest, be exercised or become payable after a certain date in the future.

Notwithstanding the above, if an award (or a portion thereof) is not assumed or substituted as discussed in the second bullet point above, then the portion of the award that is not assumed or substituted shall become fully vested, exercisable and payable with respect to all covered shares. Furthermore, in the event the Committee or the Board uses its discretion under the first bullet point above to terminate an unexercised option or SAR held by a participant who has not terminated employment or otherwise separated from service with the Company and its affiliates, and if the Black Scholes value of the option or SAR (determined at the time the award is terminated) exceeds the gain that would have been realized upon exercise of the option or SAR, the Company shall pay an additional cash bonus equal to the excess of the Black Scholes value over the gain (if any) that would have been realized upon exercise. In such event where the Black Scholes value exceeds the gain that would have been realized upon exercise of the option or SAR, the excess shall be treated as a short-term deferral for purposes of Section 409A, payable upon the Change-in-Control Event to participants who are then in employment or service with the Company and its affiliates and solely in connection with the termination of the option or SAR as described in the first bullet point above, and not in connection with any exercise of the option or SAR.

Amendment and Termination

No awards may be granted pursuant to the Plan after the ten-year anniversary of the effective date of the plan which, if the shareholders approve the amendment and restatement of the Plan, will the date on which such approval was obtained. Except to the extent stockholder approval or participant consent is required as provided by the Plan, the Board may amend, modify or terminate the plan.

The Committee may amend, modify or terminate an outstanding award, provided, however, that, except as expressly provided in the Plan, the Committee may not, without the participant’s consent, amend, modify or terminate an outstanding award unless it determines that the action would not adversely alter or impair the terms or conditions of such award. However, the Committee reserves the right to reprice any previously granted “underwater” option or SAR by (i) lowering the exercise price, (ii) canceling the underwater option or SAR and granting a substitute award, or (iii) repurchasing the underwater option or SAR.

Certain Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards made under the Plan. The summary does not contain a complete analysis of all the potential tax consequences relating to awards granted under the Plan, including state, local or foreign tax consequences.

Nonqualified Stock Options

A participant will not be deemed to have received taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant generally will be deemed to have received taxable ordinary income in an amount equal to the excess of the fair market value of the common stock received on the date of exercise over the option price.

The income arising from a participant who is an employee exercising a nonqualified stock option will be treated as compensation income for income and payroll tax withholding purposes, and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares that would otherwise be delivered upon exercise. The basis of shares received upon the exercise of a nonqualified stock option will be the option exercise price paid plus the amount recognized by the participant as taxable income attributable to such shares as a result of the exercise. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. A participant’s holding period will commence on the date of exercise.

Incentive Stock Options

Participants will not be deemed to recognize taxable income upon the grant or exercise of an incentive stock option. If a participant makes no disqualifying disposition of the common stock received upon exercise within the one year period beginning after the transfer of such common stock to the participant nor within two years from the date of grant of the incentive stock option, and if the participant at all times from the date of the grant of the incentive stock option to a date three months before the date of exercise has been an employee of ours, any gain recognized on the disposition of the common stock acquired upon exercise will be long-term capital gain. The difference between the fair market value of the common stock at the time of exercise and the exercise price will, however, be an item of tax preference, and may subject a participant to the alternative minimum tax. We will not be entitled to any deduction with respect to the grant or exercise of the incentive stock option or the transfer of common stock acquired upon exercise.

If the participant makes a disqualifying disposition of the common stock before the expiration of the one or two year holding periods described above, the participant will be deemed to have received taxable ordinary income at the time of such disposition to the extent that the fair market value of the common stock at the time of exercise, or, if less, the amount realized on such disposition, exceeds the exercise price. To the extent that the amount realized on such disposition exceeds the fair market value of the common stock at the time of exercise, such excess will be taxed as capital gain if the common stock is otherwise a capital asset in the hands of the participant. To the extent the participant recognizes ordinary income on a disqualifying disposition of the common stock, we may be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant, as described more fully below.

SARs

A participant will not be deemed to have received taxable income upon the grant or vesting of a SAR. Upon the exercise of a SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any common stock received plus the amount of any cash received.

The income arising from a participant who is an employee exercising a SAR will be treated as compensation income for withholding tax purposes and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares that would otherwise be delivered upon exercise. The basis of shares received upon the exercise of a SAR will equal the fair market value of the shares at the time of exercise. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant.

Restricted Stock

The federal income tax consequences of the issuance of restricted stock will depend upon whether the participant elects to be taxed at the time of grant of the restricted stock under Section 83(b) of the Code. If no election is made, the participant will not be deemed to have received taxable income upon the grant of restricted stock, but rather recognition of income will be postponed until such time as the restrictions on the shares of restricted stock lapse. At that time, the participant will be deemed to have received taxable ordinary income in an amount equal to the fair market value of the restricted stock when the restrictions lapse. If a Section 83(b) election is made, the participant will be deemed to have received taxable ordinary income at the time of the grant of the restricted stock equal to the fair market value of the shares of restricted stock at that time determined without regard to any of the restrictions on the shares, and the participant will not recognize ordinary income on the lapse of the restrictions.

In the case of employees, the ordinary income recognized with respect to a restricted stock award will be treated as compensation income for income and payroll tax withholding purposes, and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares whose restrictions have lapsed. The basis of any shares received will equal the amount recognized by the participant as taxable income attributable to such shares as a result of the lapse of restrictions on the restricted stock or as a result of a Section 83(b) election. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. For purposes of determining the holding period of any such shares, there will be included only the period beginning at the time the restrictions lapse or, if a Section 83(b) election is made, at the time of grant.

Restricted Stock Units

A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed to the participant. In the case of employees, such income will be treated as compensation income for income and payroll tax withholding purposes, and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares that would otherwise be delivered. The basis of the shares of common stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. A participant’s holding period will commence on the date the shares are distributed to the participant.

Code Section 409A of the Internal Revenue Code

The Committee intends to administer and interpret the Plan and all award agreements in a manner designed to satisfy the requirements of Code Section 409A of the Internal Revenue Code and to avoid any adverse tax results thereunder to a holder of an award.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. The Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, makes significant changes to the deduction limit under Section 162(m), all of which will be effective for taxable years beginning on and after January 1, 2018. The Act eliminates the current exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. However, the Act also includes a transition provision, which exempts from the above changes compensation under a written binding agreement that was in effect on November 2, 2017 and was not subsequently materially amended. Therefore, compensation paid to a covered executive in excess of $1 million will not be deductible for taxable years beginning on and after January 1, 2018 unless it qualifies for transition or other regulatory relief.

Clawback or Recoupment

All awards under the Plan will be subject to forfeiture or other penalties pursuant to any clawback policy we may adopt or amend from time to time, as determined by the Committee.

New Plan Benefits

The awards made to eligible persons under the Plan are subject to the complete discretion of the Committee, compensation programs and policies adopted by the Committee or the Board, the speed and nature of new hires and other factors and, therefore, we cannot currently determine the benefits or number of common stock subject to awards that may be granted in the future to our named executive officers, all executive officers as a group or to all employees as a group under the Plan.

We have generally granted a stock option to purchase 10,000 shares of the Company’s common stock to each non-employee director when such director is initially elected or appointed to the Board and a stock option to purchase 10,000 shares of the Company’s common stock to each non-employee director immediately after each annual meeting of the Company’s stock holders assuming such director continues to serve as a director after such annual meeting. Although we are not obligated to make such grants, we currently expect that we will continue to grant options to our directors.

Historical Awards under the Plan

The following table sets forth information with respect to restricted stock, restricted stock units and stock options granted pursuant to the current version of the 2014 Plan to our named executive officers, the director nominees and the other groups set forth below as of December 31, 2017.

Name and Principal Position	Stock and Options Granted

Mahesh V. Patel, Ph.D. President, Chief Executive Officer and Chairman of the Board, Director Nominee	595,116

Morgan R. Brown, M.B.A. Executive Vice President and Chief Financial Officer	246,768

Gregory Bass Executive Vice President and Chief Commercial Officer	202,500

Logan Morse Vice President Marketing and Sales Operations	84,000

Nachiappan Chidambaram, Ph.D. Vice President Product Development	150,000

John W. Higuchi, M.B.A. Director Nominee	35,000

Stephen A. Hill, M.A., F.R.C.S.. Director Nominee	40,000

Jeffrey A. Fink Director Nominee	37,500

R. Dana Ono, Ph.D. Director Nominee	37,000

All named-executive officers as a group (5 persons)	1,278,384

All non-executive directors as a group (4 persons)	149,500

All nominees for election as a director as a group (5 persons)	744,616

All employees (other than named executive officers) as a group (9 persons)	452,000